------------------------------
                                                 OMB APPROVAL
                                                 ------------------------------
                                                 OMB Number
                                                 Expires:
                                                 Estimated average burden
                                                 hours per response ...... 1.0
                                                 ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

===============================================================================
1. Name and Address of Reporting Person*

Neckowitz              Howard                       A.
-------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

 c/o Pacific Gateway Exchanmge, Inc.
 533 Airport Boulevard, Suite 505
-------------------------------------------------------------------------------
                                    (Street)

 Burlingame                       California                         94010
-------------------------------------------------------------------------------
   (City)                           (State)                           (Zip)


===============================================================================
2. Issuer Name and Ticker or Trading Symbol


Pacific Gateway Exchange, Inc. (NASDAQ/NMS:PGEX)
===============================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


===============================================================================
4. Statement for Month/Year

  1997
===============================================================================
5. If Amendment, Date of Original (Month/Year)


===============================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

                       President and Chief Executive Officer
                       -------------------------------------
===============================================================================
7. Individual or Joint/Group Filing
   (Check applicable line)

   [X] Form filed by one Reporting Person  [ ] Form filed by more than one
                                               Reporting Person

===============================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===============================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:    7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct   Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or   Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)      Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             & 4)           (Instr.4)(Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                           12/31/97       G              18,141       D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                           12/31/97       G              96,045       D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                           12/31/97       A              75,000       A               1,575,000        D
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                  119,640(1)       I      By wife
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                   96,045(1)       I      By Howard
                                                                                                                          A. &
                                                                                                                          Cheryl
                                                                                                                          Neckowitz
                                                                                                                          Family
                                                                                                                          Trust
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

*    If the form is filed by more than one Reporting Person, see
     Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Option
(Right to Buy)      $50.19   12/30/97  A       500,000       (2)      (2)      Common    500,000          641,176   D
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
(2) Options granted pursuant to the Company's 1997 Long-Term Incentive Plan.  Such options vest as follows: 125,000 shareds vest on 12/30/99, 31,250 shares vest on 3/30/00, 31,250 shares vest on 6/30/00, 31,250 shares vest on 9/30/00, 31,250 shares vest on
12/30/00, 31,250 shares vest on 3/30/01, 31,250 shares vest on 6/30/01, 31,250 shares vest on 9/30/01 and 31,250 shares vest on
12/30/01


      /s/ Howard A. Neckowitz                             February 13, 1998
--------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

**  Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

                                  Page 2 of 2

(122795DTI)